July 14, 1999


Robert R. Giordano
12 Cobbler Lane
Bedford, New Hampshire 03110

     Re:  Amended and Restated Management Continuity Agreement
          ----------------------------------------------------

Dear Mr. Giordano:

     The Board of Directors (the "Board") of EnergyNorth, Inc.

(the "Company") recognizes that, as is the case with many

publicly held corporations, there always exists the possibility of a change of control of the Company.  This possibility and the uncertainty it creates may result in the loss or distraction of members of management of the Company and its subsidiaries to the detriment of the Company and its shareholders.

     The Board considers the establishment, maintenance, and

continuity of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders.  The Board also believes that when a change of control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested advice from management regarding the best interests of the Company and its shareholders without concern that members of management might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring change of control.

     Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of certain members of

management of the Company and to ensure the availability of their disinterested advice, notwithstanding the possibility, threat or occurrence of a change of control.

     In addition, the Board and you have agreed to amend and

restate the provisions of that certain Management Continuity

Agreement dated November 20, 1998 (the "Original MCA").

     Therefore, in order to fulfill the above purposes, the Board and you have agreed as set forth below.

     1.     Offer.  In order to induce you to remain in the employ of
            -----

the Company and to provide continued services to the Company now and in the event that a change of control is imminent or

occurring, this amended and restated letter agreement (the

"Agreement") sets forth severance benefits which the Company offers to pay to you in the event of a termination of your

employment (as described in Section 5 below, excluding a

termination for Cause, disability, death or retirement)

subsequent to a Change of Control of the Company (as defined in

Section 4 below).

2.        Operation.  This Agreement shall be deemed to be
          ---------
effective as of the date of the Original MCA (the "Effective

Date") but, anything in this Agreement to the contrary

notwithstanding, neither this Agreement nor any of its provisions shall be operative unless and until there has been a Change of

Control while you are still an employee of the Company, nor shall this Agreement govern or affect your employment relationship with the Company except as explicitly set forth herein.  Upon a Change of Control, if you are still employed by the Company, this

Agreement and all of its provisions shall become operative

immediately.  If your employment relationship with the Company is terminated before a Change of Control, you shall have no rights or obligations under this Agreement.

3.        Term.
          ----

          a.          Term of Agreement.  This Agreement, and all rights
                      -----------------

and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of

(a) the expiration of the Term (as defined below) if a Change of

Control has not occurred during the Term, (b) the date 36 months after the Change of Control Date, if the Executive is still

employed by the Company as of such later date, or (c) the

fulfillment by the Company of all of its obligations under this

Agreement if the Executive's employment with the Company

terminates within 36 months following the Change of Control Date.

"Term" shall mean the period commencing as of the Effective Date and continuing in effect through December 1, 2001.

b.        One-Year Evergreen Provision.  This Agreement shall be
          ----------------------------
reviewed annually by the Board at its meeting held for the review of compensation and in all events prior to December 1 of each year.  At such yearly review, the Board shall consider whether or not to extend the Term for an additional year.  Unless the Board affirmatively votes not to extend this Agreement, the Term shall be extended for a
period of one year from the previous termination date.  In the event the Board votes not to extend this Agreement, the termination date of this Agreement shall be the later of sixty months from the effective date of this Agreement or sixty months from December 1st of the year in which this Agreement was last extended.

     4.     Change of Control:  For the purpose of this Agreement, a
            -----------------

"Change of Control" shall mean:

          (a)  The acquisition by an individual, entity or group

[within the meaning of Section 13(d)(3) or 14(d)(2) of the

Securities Exchange Act of 1934, as amended (the "Exchange Act")]

(a "Person") of beneficial ownership (within the meaning of Rule

13d-3 promulgated under the Exchange Act) of 20% or more of

either (i) the then outstanding shares of common stock of the

Company (the "Outstanding Company Common Stock") or (ii) the

combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities");

provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company (excluding an acquisition by virtue of the

exercise of a conversion privilege), (ii) any acquisition by the

Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or

consolidation, if, following such reorganization, merger or

consolidation, the conditions described in clauses (i), (ii) and

(iii) of Section 4(c) are satisfied; or

          (b)  Individuals who, as of the date hereof, constitute

the Board (the "Incumbent Board") cease for any reason to

constitute at least a majority of the Board; provided, however,

that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the

Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the

Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the

Board; or

     (c)  Approval by the shareholders of the Company of a

reorganization, merger or consolidation, in each case, unless,

following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization,

merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners,

respectively, of the Outstanding Company Common Stock and

Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such

reorganization, merger or consolidation, of the Outstanding

Company Common Stock and Outstanding Company Voting Securities,

as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or

consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common

Stock or Outstanding Company Voting Securities, as the case may

be) beneficially owns, directly or indirectly, 20% or more of,

respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or

consolidation or the combined voting power of the then

outstanding voting securities of such  corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the

corporation resulting from such reorganization, merger or

consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such

reorganization, merger or consolidation; or

          (d)  Approval by the shareholders of the Company of (i)

a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than

60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners,

respectively, of the Outstanding Company Common Stock and

Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other

disposition, of the Outstanding Company Common Stock and

Outstanding Company Voting Securities, as the case may be, (B) no

Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the

Outstanding Company Common Stock or Outstanding Company Voting

Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined

voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of

directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent

Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

5.        Severance Benefit.
          -----------------

          a.          Severance Benefits.  If, within three years after a
                      ------------------

Change of Control (as defined above) of the Company, you are discharged without Cause or resign for Good Reason (as defined below), the Company shall:

               (i)  pay to you within ten business days following

the Date of Termination (as defined below) a lump sum severance benefit equal to (A) the greater of three times (1) your annual salary, including deferrals, as in effect immediately prior to the Change of Control, or (2) your annual salary including

deferrals, as in effect on the Date of Termination, plus (B) the greater of (1) three times the average of the prior three years'

annual incentive compensation award earned by you under the

EnergyNorth, Inc. Key Employee Performance and Equity Incentive

Plan (the "Incentive Plan") or (2) three times your "target"

level of incentive compensation, for the year in which the Date of Termination falls, under the Incentive Plan, plus (C) interest on any delayed payment at the rate of 150% of the Prime

Rate as posted by BankBoston or any successor entity thereto;

               (ii) pay to you within ten business days following

the Date of Termination an additional lump sum severance benefit equal to the amount of the annual incentive compensation award,

at the "target" level of incentive compensation for the year in which the Date of Termination falls, under the Incentive Plan,

multiplied by a fraction, the numerator of which shall be the number of days in the Incentive Plan Year in which the Date of

Termination takes place through and including the Date of

Termination, and the denominator of which shall be 365, plus interest on any delayed payment at the rate of 150% of the Prime

Rate as posted by BankBoston or any successor entity thereto;

               (iii)     to pay you within ten business days

following the Date of Termination an additional lump sum cash amount equal to the present value of the excess of (a) the

aggregate benefit that would have been paid under the

EnergyNorth, Inc. Retirement Plan for Salaried Employees and the

EnergyNorth, Inc. Supplemental Executive Retirement Plan (the

"Retirement Plans") as in effect on the date of this Agreement,

if you had continued to be employed and to be entitled to service credit for eligibility and benefit purposes during, and had

terminated on the last day of ("Deemed Termination Date") the

36-month period immediately following the actual Date of

Termination, over (b) the aggregate benefit actually payable under the Retirement Plans and any successor retirement program of the Company. For purposes of such calculation, the following assumptions shall apply: (1) that you would continue to be

compensated during the 36-month period following termination at annual rate of compensation equal to that used to calculate the payments provided by 5(a)(i) above, calculated on the basis of the compensation amount used in the benefit formula under the

Retirement Plans; (2) that you are fully vested and entitled to receive a benefit under the Retirement Plans if age and service requirements (based on the age on, and assumed service you would have earned up to, the Deemed Termination Date) satisfy the

requirements for benefit payments thereunder at any time; and (3)

that the aggregate benefit that would have been paid under the

Retirement Plans is as of either the normal or early retirement date for which you would have qualified, if you were still

employed on that date, whichever would produce the highest

present value amount payable under this Section 5(a)(iii); and

               (iv) continue to provide to you, for the

thirty-six month period following
the Date of Termination, all  health, dental, vision and life insurance benefits ("Welfare Benefits") pursuant to any and all qualified and non-qualified employee benefit plans in which you were a participant on the Date of Termination, as if you continued

to be employed by the Company during such thirty-six month period.

Any and all Welfare Benefits based on or with reference to your base salary shall be calculated based upon the compensation

determined pursuant to Section 5(a)(i), and to the extent that any such Welfare Benefits shall not be payable or provided to you under any plan, the Company shall pay or provide such Welfare

Benefits to you on an individual basis. If the Company for any reason is unable to continue the Welfare Benefits on an individual basis, then the Company shall pay to you within ten business days following the Date of Termination a lump sum cash amount equal to the present value of the Welfare Benefits; and

               (v)  except to the extent prohibited under either

of the Retirement Plans, allow you at any time during the ninety day period commencing on the Date of Termination, to retire as an employee of the Company under the Retirement Plans and under the policies that apply to retired employees entitling them to post-

retirement healthcare and life insurance benefits and deem the period commencing on the Date of Termination and ending on the date of your retirement not to constitute a break in service with respect to the Retirement Plans, provided that you have satisfied the age and length-of-service requirements set forth in the

Retirement Plans.

b.        Good Reason.  If any of the following events occurs
          -----------

within three years after a Change of Control, you may voluntarily terminate your employment for "Good Reason" within 30 days of the occurrence of such event and be entitled to the severance

benefits set forth in Section 5 (a) above:

          (i)  the Company assigns any duties to you which are

inconsistent with your position, duties, offices, titles,

responsibilities, reporting requirements or status with the

Company immediately prior to a Change of Control; or

          (ii) the Company reduces your base salary, including deferrals, as in effect immediately prior to a Change of Control;
or
          (iii)     the Company discontinues any bonus or other

compensation plans or any other benefit, stock ownership plan,

stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or similar plan (as the same existed immediately prior to the Change of Control) in which you

participated or were eligible to participate in immediately prior to the Change of Control and in lieu thereof does not make

available plans providing at least comparable benefits; or

          (iv) the Company takes action which adversely affects

your participation in, or eligibility for, or materially reduces your benefits under, any of the plans described in (3) above, or which deprives you of any material fringe benefit enjoyed by you immediately prior to the Change of Control, or fails to provide you with the number of paid vacation days to which you were

entitled in accordance with normal vacation policy immediately prior to the Change of Control; or

          (v)  the Company requires you to be based at any office

or location other than one within a 50-mile radius of the

boundaries of EnergyNorth Natural Gas, Inc.'s franchise territory as such boundaries existed immediately prior to the Change in

Control; or

          (vi) the Company purports to terminate your employment

otherwise than as expressly permitted by this Agreement; or

          (vii)     the Company fails to comply with and satisfy

Section 7, provided that such successor has received at least ten days prior written notice from the Company or from you of the requirements of Section 7.

     You shall have the sole right to determine, in good faith,

whether any of the above events has occurred. Anything in this

Agreement to the contrary notwithstanding, a termination of

employment by you for any reason during the 30-day period

immediately following the first anniversary of a Change of

Control ("Window Period") shall be deemed to be a termination for

Good Reason for all purposes of this Agreement.

c.        Cause.  Cause shall mean:
          -----

          (i)  conviction of a felony or crime involving an act

of moral turpitude, dishonesty or misfeasance, in each case that substantially interferes with the orderly business of the Company or any of its subsidiaries, (ii) refusal of the Executive to follow or material neglect by Executive of reasonable requests of the Company made pursuant to this Agreement (other than any such refusal or neglect resulting from incapacity due to physical or mental illness (each a "Disability") or any such failure or refusal after the Executive gives notice of termination for Good

Reason (as defined in Section 5(b)), and (iii) willfully engaging in conduct that substantially interferes with or damages the standing or reputation of the Company or any of its subsidiaries;

provided, however, no termination for Cause pursuant to either clause (ii) or (iii) hereof shall be effective unless the Company shall have first provided the Executive (A) 30 days written

notice in the manner contemplated by Section 9 setting forth in reasonable detail the Company's basis for such termination,

including the manner in which the Board believes the Executive has not substantially performed his duties and (B) an opportunity to cure any deficiencies noted by the Company in such notice that

Executive shall not have reasonably addressed and if so

reasonably addressed, shall be deemed cured prior to the

expiration of such 30-day period (the "For Cause Termination

Date").  In the event of an effective termination of employment for Cause, this Agreement and all of the rights and obligations of the parties hereto shall forthwith terminate, except where this Agreement expressly provides that any provisions survive termination of this Agreement.

     For purposes of this Section 5(c), no act or failure to act by the Executive shall be considered "willful" unless it is done,

or omitted to be done, in bad faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company.  The Company and you acknowledge and agree that any termination resulting from incapacity of the Executive due to the Disability shall be deemed to be a termination without Cause.

d.        Notice of Termination.  Any termination by the Company
          ---------------------

(other than a termination for Cause pursuant to Section 5(c)), or by you for Good Reason, shall be communicated by Notice of

Termination to the other party hereto given in accordance with

Section 9.  For purposes of this Agreement, a "Notice of

Termination means a written notice which (i) indicates the

specific termination provision in this Agreement relied upon,

(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for

termination of your employment under the provision so indicated

and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the

termination date (which date shall be not more than 15 days after the giving of such notice).

e.        Date of Termination.  "Date of Termination" means (i)
          -------------------

if your employment is terminated by the Company for Cause the For

Cause Termination Date as specified in the notice provided

pursuant to Section 5(c), (ii) if your employment is terminated by you for Good Reason, the date of receipt of the Notice of

Termination or any later date specified therein, as the case may be, (iii) if your employment is terminated by the Company other than for Cause, death or disability, the Date of Termination shall be the date on which the Company notifies you of such

termination and (D) if your employment is terminated by reason of death or disability, the Date of Termination shall be the date of your death or the date you are determined to have a disability under any long-term disability policy of the Company which covers you, or, if none, as defined in the EnergyNorth, Inc. Retirement

Plan for Salaried Employees, as the case may be.

f.        Other Benefits Payable.  The severance benefit
          ----------------------

described in Section 5(a) above shall be payable in addition to,

and not in lieu of, all other accrued or vested or earned by deferred compensation, rights, options or other benefits which may be owed to you following discharge or resignation (and

whether or not contingent on any Change of Control preceding such termination), including but not limited to accrued vacation or sick pay, amounts or benefits payable, if any, under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan,

disability plan or similar plan.

g.        Excise Tax Make-Whole.  In the event it shall be
          ---------------------

determined that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or

otherwise (a "Payment"), would be subject to the excise tax

imposed by Section 4999 of the Internal Revenue Code of 1986, as

amended (the "Code") (or any successor thereto) or comparable state or local tax or any interest or penalties with respect to such excise tax or comparable state or local tax (such excise tax, together with any such interest and penalties, are

hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a

"Gross-Up Payment").  The Gross-Up Payment shall be equal to the sum of the Excise Tax with respect to the Payment and all taxes

(including any interest or penalties imposed with respect to such taxes) imposed on (or economically borne by) you (including the

Excise Tax, state and
federal income taxes and all applicable withholding taxes)

attributable to the receipt of the Gross-Up Payment.  For

purposes of the preceding sentence, all taxes attributable

to the receipt by you of a Gross-Up Payment shall be

computed assuming the application of the maximum tax rates

provided by law.

     If the Company determines that it is required to withhold

any Excise Tax or report that any Excise Tax is due, or if the

Company otherwise determines that any Gross-Up Payment is

required, it shall promptly pay such Gross-Up Payment (net of applicable wage withholding).

     If you determine that a Gross-Up Payment is required, you

shall so notify the Company in writing, specifying the amount of

Gross-Up Payment required and details as to the calculation

thereof. The Company shall, within 30 days, either pay such

Gross-Up Payment (net of applicable wage withholding) to you or furnish an unqualified opinion from Independent Tax Counsel (as defined below), addressed to you and the Company, that there is substantial authority (within the meaning of Section 6661 of the

Code) for the position that no Gross-Up Payment is required. In that event the Company shall not withhold any amount of Excise

Tax or take any other action which is inconsistent with such opinion of counsel. "Independent Tax Counsel" means a lawyer with expertise in the area of executive compensation tax law, who shall be selected by you and shall be reasonably acceptable to the Company, and whose fees and disbursements shall be paid by the Company.

     If the Internal Revenue Service or other tax authority

proposes in writing an adjustment to your income tax that would result in a Gross-Up Payment, you shall promptly notify the

Company in writing and shall refrain for at least thirty days after giving such notice, if so permitted by law, from paying any tax (including interest, penalties and additions to tax) asserted to be payable as a result of such proposed adjustment. Before the expiration of such period, the Company shall either pay the

Gross-Up Payment or provide an opinion from Independent Tax

Counsel to you and the Company as to whether it is more likely than not that the proposed adjustment would be successfully

challenged if the matter were to be litigated. If the opinion provides that a challenge would be more likely than not to be successful if the issue were litigated, and the Company requests in writing that you contest such proposed adjustment, then you shall contest the proposed adjustment and shall consult in good faith with the Company with respect to the nature of all action to be taken in furtherance of the contest of such proposed adjustment; provided that you, after such consultation with the Company, shall determine in your sole discretion the nature of all action to be taken to contest such proposed adjustment,

including (a) whether any such action shall initially be by way of judicial or administrative proceedings, or both, (b) whether any such proposed adjustment shall be contested by resisting payment thereof or by paying the same and seeking a refund

thereof, and (c) if you shall undertake judicial action with respect to such proposed adjustment, the court or other judicial body before which such action shall be commenced and the court or other judicial body to which any appeals should be taken. You agree to take appropriate appeals of any judicial decision that would require the Company to pay a Gross-Up Payment, provided the

Company requests in writing that you do so and provides an

opinion from Independent Tax Counsel to you and the Company that it is more likely than not that the appeal would be successful.

You further agree to settle, compromise or otherwise terminate a contest with the Internal Revenue Service or other tax authority with respect to all or a portion of the proposed adjustment

giving rise to the Gross-Up Payment, if requested by the Company in writing to do so at any time, in which case you shall be

entitled to receive from the Company the Gross-Up Payment. In no event shall you compromise or settle all or any portion of a proposed adjustment which would result in a Gross-Up Payment without the written consent of the Company.

     You shall not be required to take or continue any action

pursuant to this Section 5(g) unless the Company acknowledges its liability under this Agreement in the event that the Internal

Revenue Service or other tax authority prevails in the contest and timely makes the payments required by this paragraph. The

Company hereby agrees to indemnify you in a manner reasonably satisfactory to you for any fees, expenses, penalties, interest or additions to tax which you may incur as a result of contesting the validity of any Excise Tax and to pay you promptly upon

receipt from time to time of a written demand therefor all costs and expenses which you may incur in connection with contesting such proposed adjustment (including reasonable fees and

disbursements of Independent Tax Counsel); provided, however,

that the Company shall not be required to reimburse any amount of tax which you are required to pay to permit your institution of a claim for refund under this Section 5(g).

     If you shall have contested any proposed adjustment as above provided, and for so
long as you shall be required under the terms of this Section

5(g) to continue such contest, the Company shall not be required to pay a Gross-Up Payment until there occurs a Final Determination

(as defined below) of your liability for the tax and any interest,

penalties and additions to tax asserted to be payable as a result of such proposed adjustment. A "Final Determination" shall mean (A)

a decision, judgment, decree or other order by any court of

competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted, the time for filing such appeal has expired or you have no right under the terms thereof to request an appeal, (B) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding and with your consent,

or (C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

     In the event you receive any refund from the Internal

Revenue Service or other tax authority on account of an

overpayment of Excise Tax, such amount shall be promptly paid by you to the Company.

h.        Payment Obligations Absolute.  Upon a Change of Control
          ----------------------------

the Company's obligations to pay the severance benefits or make any other payments described in this Section 5 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim,

recoupment, defense or other right which the Company or any of its subsidiaries may have against you or anyone else.  You shall not be required to mitigate the amount of any payment or benefits provided for by this Section 5 by seeking other employment, and if you do accept other employment, any payment or benefits

hereunder shall not be reduced by any compensation earned or other benefits received by you as a result of such employment.

i.        Legal Fees and Expenses.  Subject to and contingent
          -----------------------

upon the occurrence of a Change of Control the Company agrees to pay promptly as incurred, to the full extent permitted by law,

all legal fees and expenses which you may reasonably thereafter incur as a result of any contest, litigation or arbitration

(regardless of the outcome thereof) by the Company, you or others of the validity or enforceability of, or liability under, any provision of this Agreement (including any contest by you about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the rate of l50% of the Prime Rate posted by the BankBoston or any successor entity thereto.

j.        Retirement.  If your employment is terminated due to
          ----------

retirement, you shall not be entitled to severance benefits under this Agreement, regardless of the occurrence of a Change of

Control.  A termination by retirement shall have occurred where your termination is caused by the fact that you have reached normal retirement age for employees in your position.

k.        Notwithstanding anything contained herein to the

contrary, in the event that prior to a Change of Control (i) the

Company terminates your employment without Cause or (ii) you terminate your employment for Good Reason, in each case in

connection with or in anticipation of a Change of Control,

including at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, you shall be entitled to the severance benefits provided by Section 5 as if such termination had occurred immediately following such Change of Control.

     6.     Assignability. This Agreement is binding on and is for the
            -------------

benefit of the parties hereto and their respective successors,

heirs, executors, administrators and other legal representatives.

Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to any subsidiary or

affiliate) or by you.

7.        Successor.  The Company shall require any successor
          ---------

(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the

Company would be required to perform.  As used in this Agreement,

"Company" shall mean the company as hereinbefore defined and any successor to its business and/or assets as aforesaid which

assumes and agrees to perform this Agreement by operation of law,

or otherwise.

8.        Amendment; Waiver.  This Agreement may be amended only
          -----------------

by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

9.        Notices.  All notices and other communications
          -------

hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to you:

     Robert R. Giordano
     Cobbler lane
     Bedford, NH 03110

     If to the Company:

     Director of Human Resources
     EnergyNorth, Inc.
     1260 Elm Street
     P.O. Box 329
     Manchester, NH 03105-0329

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and

communications shall be effective when actually received by the addressee.

     10.  Validity.  The invalidity or unenforceability of any
          --------

provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this

Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision. If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be

unenforceable, such provision or portion thereof shall be

interpreted to be only so broad as is enforceable.

     11.  Arbitration.  Any dispute or controversy between the
          -----------
parties relating to this Agreement shall be settled by binding arbitration in the City of Manchester, State of New Hampshire,

pursuant to the governing rules of the American Arbitration

Association and shall be subject to the provisions of New

Hampshire Revised Statutes Annotated Chapter 542.  Judgment upon the award may be entered in any court of competent jurisdiction.

     12.  Withholding.  The Company may withhold from any amounts
          -----------

payable under this Agreement such Federal, state or local taxes as shall be permitted to be withheld pursuant to any applicable law or regulation. The Company may withhold such other amounts as may be permitted by law.

     13.  Entire Agreement.  This Agreement contains the entire
          ----------------

understanding of the Company and you with respect to the subject matter hereof.

     14.  Applicable Law.  This Agreement shall be governed by
          --------------

and construed in accordance with the substantive internal law and not the conflict of law provisions of the State of New Hampshire.

     If the terms of the foregoing Agreement are acceptable to

you, please sign and return to the Company the enclosed copy of this Agreement whereupon this Agreement shall become a valid and legally binding contract between you and the Company.

                              Very truly yours,

                              ENERGYNORTH, INC.



                              By:________________________________
                                 Edward T. Borer
                                 Chairman, Board of Directors

                              Accepted and Agreed as of the date
                              first above written:



                              ____________________________________
                              Robert R. Giordano






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